EXHIBIT 4.5(c)

AMENDMENT TO

SECOND AMENDED & RESTATED

DEVELOPMENT SERVICES AGREEMENT

THIS AMENDMENT TO SECOND AMENDED & RESTATED DEVELOPMENT SERVICES AGREEMENT is made as of the 19th day of October, 2004, by and among the Stockbridge-Munsee Band of Mohican Indians of Wisconsin, a federally recognized Indian tribe (hereafter referred to as the “Tribe”), the Stockbridge-Munsee Tribal Gaming Authority, an instrumentality of the Tribe, (hereinafter referred to as the “Authority”), Trading Cove New York, LLC, a Delaware limited liability company (hereinafter referred to as the “Developer”), Kerzner International North America, Inc., (formerly Sun International North America, Inc.) a Delaware corporation (hereinafter referred to as “KINA”) and Waterford Gaming Group, LLC, a Delaware limited liability company (hereinafter referred to as “Waterford”).  KINA and Waterford are hereinafter collectively referred to as the “Developer Guarantors.”

WHEREAS, the Tribe, the Authority, the Developer and the Developer Guarantors entered into a Second Amended & Restated Development Services Agreement dated February 6, 2002 (the “Second Amended Agreement”); and

WHEREAS, the parties desire to amend the Second Amended Agreement as herein set forth;

NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.        Section 6.4(a) is amended by increasing the Developer Financial Assistance from “up to Ten Million ($10,000,000.00) Dollars” to “up to Fifteen Million ($15,000,000.00) Dollars,” and the first sentence of Section 6.4(a) is amended accordingly.

2.        Section 6.4(b) is amended by deleting the last sentence thereof and inserting the following sentence:  “Developer agrees that a total of Eight Million ($8,000,000.00) Dollars of Developer’s Financial Assistance (inclusive of the purchase price of the Property) will not be reimbursable to the Developer from the proceeds of financing or otherwise.”

3.        Section 11.2 is amended by deleting the date “December 31, 2002” in the second line thereof and inserting the date “December 31, 2006.”

4.        Section 11.3 is amended by deleting the date “December 31, 2004” and the third line thereof and inserting the date “December 31, 2008.”

5.        All other terms and conditions of the Second Amended Agreement shall remain in full force and effect and are hereby ratified by the parties.

IN WITNESS WHEREOF, the Tribe, the Authority, the Developer and the Developer Guarantors have executed this Agreement on and as of the date first written above.

[SIGNATURE PAGE TO FOLLOW]

THE TRIBE

STOCKBRIDGE-MUNSEE BAND
OF MOHICAN INDIANS

By:	/s/Robet Chicks
Name: Robert Chicks
Its: Tribal Council President

THE AUTHORITY

STOCKBRIDGE-MUNSEE TRIBAL
GAMING AUTHORITY

By:	/s/Robert Chicks
Name: Robert Chicks
Its: Chairperson

DEVELOPER:

TRADING COVE NEW YORK, LLC

By:	Waterford Development New York, LLC
Member

By:	/s/Len Wolman
Name: Len Wolman
Its: Chief Executive Officer

By:	Kerzner New York, Inc. (formerly Sun
Cove New York, Inc.)
Member

By:	/s/William C. Murtha
Name: William C. Murtha
Its: Senior Vice President & Secretary

DEVELOPER GUARANTORS:

KERZNER INTERNATIONAL NORTH
AMERICA, INC.

By:	/s/William C. Murtha
Name: William C. Murtha
Its: Senior Vice President
& Corporate Counsel

WATERFORD GAMING GROUP, LLC

By:	/s/Len Wolman
Name: Len Wolman
Its: Chief Executive Officer